Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215178

Prospectus Supplement

To Prospectus dated January 3, 2017

$110,000,000

Horizon Global Corporation

2.75% Convertible Senior Notes due 2022

We are offering $110,000,000 principal amount of our 2.75% Convertible Senior Notes due 2022. We have granted the underwriters the right to purchase, within a 13-day period beginning on, and including, the first date on which we issue the notes, up to an additional $15,000,000 principal amount of notes solely to cover over-allotments. We refer herein to the notes we are offering pursuant to this prospectus supplement, collectively with the amount of notes that the underwriters may purchase pursuant to their over-allotment option, as the notes.

The notes will bear interest at a rate of 2.75% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2017. The notes will mature on July 1, 2022.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding January 1, 2022, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2017 (and only during such calendar quarter), if the last reported sale price of our common stock, par value $0.01 per share, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after January 1, 2022 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 40.0400 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.98 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We intend to use the proceeds from the sale of the notes as described under “Use of Proceeds” in this prospectus supplement.

Concurrently with this offering, we are offering 4,000,000 shares of our common stock pursuant to a separate prospectus supplement and accompanying prospectus. We have granted the underwriters of the concurrent offering the right to purchase, exercisable within a 30-day period, up to an additional 600,000 shares of our common stock. This offering and the concurrent offering of our common stock are not contingent upon one another.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the NYSE under the symbol “HZN.” On January 26, 2017, the closing price of our common stock on the NYSE was $18.76 per share.

We are an “emerging growth company” under the federal securities laws and, therefore, are subject to reduced reporting requirements. Investing in the notes involves risk. Please read carefully the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

	Per Note	Total
Initial price to the public(1)	$1,000.00	$110,000,000
Underwriting discounts and commissions	$37.50	$4,125,000
Proceeds, before expenses, to Horizon Global	$962.50	$105,875,000

(1)	Plus accrued interest, if any, from February 1, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form through The Depository Trust Company on or about February 1, 2017.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

BofA Merrill Lynch	BMO Capital Markets

The date of this prospectus supplement is January 26, 2017.

Page
Prospectus Supplement

About This Prospectus Supplement	S-iii

Where You Can Find More Information	S-iii

Information We Incorporate By Reference	S-iii

Disclosure Regarding Forward-Looking Statements	S-iv

Summary	S-1

Prospectus

About This Prospectus	1

Where You Can Find More Information	1

Information We Incorporate By Reference	1

The Company	3

Risk Factors	3

Disclosure Regarding Forward-Looking Statements	3

Use of Proceeds	5

Ratio of Earnings to Fixed Charges	5

Description of Capital Stock	6

Description of Depositary Shares	9

Description of Warrants	11

Description of Subscription Rights	13

Description of Debt Securities	14

Description of Purchase Contracts	22

S-i

S-ii

About This Prospectus Supplement

This document is in two parts. The first is this prospectus supplement, which contains specific information about the terms of this offering. The second is the accompanying prospectus, which provides you with general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the underwriters have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “Horizon Global,” “Horizon” or “the Company” or other similar terms mean Horizon Global Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.horizonglobal.com. The information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until this offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K and/or 8-K/A filed on March 14, 2016, May 23, 2016, August 25, 2016, September 23, 2016, October 11, 2016, December 16, 2016 and December 21, 2016; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on June 12, 2015, and all amendments and reports filed for the purpose of updating that description.

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan 48084

Telephone Number: (248) 593-8820

Attention: Investor Relations

Disclosure Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements (as that term is defined by the federal securities laws). Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of our financial condition, results of operations and business. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, the finalization of the Company’s results for the quarter and year ended December 31, 2016, including the completion of purchase accounting for the Westfalia (as defined herein) acquisition, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; and other risks that are discussed herein under “Risk Factors,” in the accompanying prospectus, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and in our Annual Report on Form 10-K for the year ended December 31, 2015. The risks described in our Quarterly Report, Annual Report and elsewhere in this prospectus supplement and the

S-iv

accompanying prospectus are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus supplement. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus supplement and the accompanying prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions, results of operations, prospects and ability to service our debt.

S-v

Summary

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes. This summary is not complete and does not contain all of the information you should consider when making an investment decision.

Company Overview

Horizon Global became an independent, publicly traded company as the result of a spin-off, which we refer to herein as the “spin-off,” from TriMas Corporation, or “TriMas,” on June 30, 2015.

We are a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products on a global basis, serving the automotive aftermarket, retail and original equipment, or “OE,” channels.

Our business is comprised of two reportable segments: Horizon North America and Horizon International. Horizon North America has historically operated primarily in North America, and we believe has been a leader in towing and trailering-related products sold through retail, aftermarket, OE and e-commerce channels. Horizon International focuses its sales and manufacturing efforts outside of North America, historically operating primarily in Europe and Australia, and we believe has been a leader in towing related products sold through the OE and aftermarket channels. We have expanded our geographic footprint into other areas of New Zealand, Thailand, the United Kingdom, South Africa and Brazil. We are in the early stages of our development in these additional markets, initially focusing primarily on supporting OE customers.

Our products are used in two primary categories across the world: commercial applications, or “Work,” and recreational activities, or “Play.” Some of the markets in our Work category include agricultural, automotive, construction, fleet, industrial, marine, military, mining and municipalities. Some of the markets in our Play category include equestrian, power sports, recreational vehicle, specialty automotive, truck accessory and other specialty towing applications. We believe that the primary brands we offer are among the most recognized in the markets we serve and are known for quality, safety and performance. Our products reach end consumers through many avenues, including independent retailers, warehouse distributors, dealers, OE, retail stores and online retailers.

We believe no individual competitor serving the channels we participate in can match our broad product portfolio, which we categorize into the following four groups:

•	Towing: This product category includes devices and accessories installed on a tow-vehicle for the purpose of attaching a trailer, camper, etc. such as hitches, fifth wheels, gooseneck hitches, weight distribution systems, wiring harnesses, draw bars, ball mounts, crossbars, towbars, security and other towing accessories;

•	Trailering: This product category includes control devices and components of the trailer itself such as brake controls, jacks, winches, couplers, interior and exterior vehicle lighting and brake replacement parts;

•	Cargo Management: This product category includes a wide variety of products used to facilitate the transportation of various forms of cargo, to secure that cargo or to organize items. Examples of these products are bike racks, roof cross bar systems, cargo carriers, luggage boxes, car interior protective products, rope, tie-downs, tarps, tarp straps, bungee cords, loading ramps and interior travel organizers; and

•	Other: This product category includes a diverse range of items in our portfolio that do not fit into any of the previous three main categories. Items in this category include tubular push bars, side steps, sports bars, skid plates, oil pans and commercial brooms and brushes.

We have positioned our product portfolio to create a variety of options based on price-point, ranging from entry-level to premium-level products across most of our markets. We believe the brands we offer in our aftermarket channel have significant customer recognition, with the four most significant being Reese®, Hayman-Reese™, Draw-Tite® and Westfalia®. We believe all four have substantial market share and have been leading brands in the towing market for over 50 years. These brands provide the foundation of our market position based on worldwide commercial and consumer acceptance. We also maintain a collection of regionally recognized brands that include Aqua Clear™, Bulldog®, BTM, DHF, Engetran, Fulton®, Harper®, Kovil, Laitner™, Parkside®, Reese Secure™, Reese Explorer™, Reese Power Sports, Reese Towpower™, ROLA®, Tekonsha®, Trojan®, WesBarg® and Witter Towbar Systems. In addition to these product brands, we historically marketed our products to our OE customers in Australia, and more recently in North America, under the name TriMotive.

Our Industry

Our products are sold into a diverse set of end-markets; the primary applications relate to automotive accessories for light and recreational vehicles. Purchases of automotive accessory parts are discretionary and we believe demand is driven by macro-economic factors including (i) employment trends, (ii) consumer sentiment and (iii) fuel prices, among others.

We believe all of these metrics impact both our Work and Play-related sales. In addition, we believe the Play-related sales are more sensitive to changes in these indices, given the Play-related sales tend to be more directly related to disposable income levels of consumers. In general, recent decreases in unemployment and fuel prices, coupled with increases in consumer sentiment, are positive trends for our businesses.

Aftermarket and Retail Channels

We sell our products in the aftermarket and retail channels to a wide range of customers, including distributors, automotive retail stores, non-automotive retailers, installers and mass merchants. More recent trends in the aftermarket and retail channels include:

•	Channel Consolidation: In the more mature market of the United States, there has been increasing consolidation in distribution networks with larger, more sophisticated aftermarket distributors and retailers gaining market share. In kind, these distributors generally require larger, more sophisticated suppliers with product expertise, category management and supply chain services and capabilities, as well as a global manufacturing and services footprint. We provide customers in this category the opportunity to rationalize their supply base of vendors in our product lines by virtue of our broad offering and product expertise; and

•	Growth of Online Capabilities: Reaching consumers directly through online capabilities, including e-commerce, is having an increasing impact on the global automotive aftermarket and retail channels. Establishment of a robust online presence is critical for suppliers regardless of whether or not they participate directly in e-commerce. Given our established online presence, we believe we are well-positioned to take advantage of this continuing trend. We support consumers by offering a wide range of information on our products and services, including installation videos, custom-fit guides and links to brick and mortar and e-commerce authorized dealers.

OE Channels

While OE demand is typically driven by planned vehicle production, suppliers also grow by increasing their product content per vehicle through sales of existing product lines or expansion into new product line offerings. Given the consolidation and globalization throughout the automotive industry, suppliers combining a global presence with strong engineering, technology, manufacturing, supply chain and customer support will be best positioned to take advantage of OE business opportunities.

More recent trends in the global OE supplier market include:

•	Global Platform/Supplier Consolidation: OEs are adopting global vehicle platforms to decrease product development costs and increase manufacturing efficiency and profitability. As a result, OEs are selecting suppliers that have the capacity to manufacture and deliver products on a worldwide basis as well as the flexibility to adapt products to local variations. Suppliers with a global supply chain and efficient manufacturing capabilities are best positioned to benefit from this trend. We believe we are uniquely positioned to take advantage of this trend as a result of our global manufacturing footprint, highly developed supply chain relationships and track record of success in solving application challenges in our product lines;

•	Outsourcing of Design and Manufacturing of Vehicle Parts and Systems: OEs continually strive to simplify their assembly processes, lower costs and reduce development times. As a result, they have increasingly relied on suppliers to perform many of the design, engineering, research and development and assembly functions traditionally performed by OEs. Suppliers with extensive design and engineering capabilities are in the best position to benefit from this trend as they are able to offer OEs value-added solutions with superior features, reliability and convenience. We believe certain OEs have sought us out to assist with their engineering challenges to increase towing capacity and for the many value-added solutions provided by our existing products; and

•	Shorter Product Development Cycles: Due to frequent shifts in government regulations and customer preferences, OEs are requiring suppliers to continue to provide new designs and product innovations. These trends are prevalent in mature markets as well as emerging markets, which are advancing rapidly towards the regulatory standards and consumer preferences of the more mature markets. Suppliers with strong technologies, robust global engineering and development capabilities are best positioned to meet OE demands for rapid innovation. Our global engineering footprint and exposure to vehicles early in the development cycle enables a responsive solution to changing customer needs and facilitates the rapid deployment of the solution across the global launch of the customer’s platform.

Competitive Strengths

We believe our reportable segments share and benefit from the following competitive strengths:

•	Diverse Product Portfolio of Market Leading Brands. We believe we benefit from a diverse portfolio of high-quality and highly-engineered products sold under globally recognized and market leading brand names. By offering a wide range of products, we are able to provide a complete solution to satisfy our customers’ towing, trailering and cargo management needs, as well as serve diverse channels through effective brand management. Our brands are well-known in their respective product areas and channels. We believe that we are among the leading suppliers of towing products and trailering products globally.

•	Global Scale with Flexible Manufacturing Footprint and Supply Chain. We were built through internal growth and a series of acquisitions to become the only truly global automotive accessories company with the products we offer. We have the ability to produce low-volume, customized, quick-turn products in our global manufacturing facilities, while our sourcing arrangements with third party suppliers provide us with the flexibility to manufacture or source high-volume products as end-market demand fluctuates. Our flexible manufacturing capabilities, low-cost manufacturing facilities and established supply chain allow us to respond quickly and efficiently to changes in end-market demand.

•	Long-Term Relationships with a Diverse Customer Base. Our customers encompass a broad range of OEs, mass merchants, e-commerce websites, distributors, dealers, and independent installers, representing multiple channels to reaching the end consumer. Blue chip customers include Wal-Mart, Ford Motor Company, FCA, Volkswagen, BMW, Mercedes-Benz, AutoZone, Amazon, Toyota, Canadian Tire, LKQ, U-Haul, Home Depot and Etrailer, among others. Our customer relationships are well established, with many exceeding 20 years. These strong partnerships can provide stability to our revenue base through economic cycles. We believe Horizon’s diverse product portfolio, global scale and flexible manufacturing capabilities enable us to provide a unique value proposition to customers.

•	Globally Competitive Cost Structure. Since becoming an independent public company, we have focused on margin improvement activities, identifying and acting on projects to reduce our cost structure. With focused, identifiable projects well under way or complete, we believe we will benefit from improved operating margins and cash flow that can then be deployed to high-value creation activities. The combination of our strong brand names, leading market position, flexible manufacturing and sourcing operations have historically resulted in significant cash flow generation.

•	Experienced Management Team. Our management team is led by our President and Chief Executive Officer, Mark Zeffiro, who was a senior executive at TriMas for over seven years and has more than 25 years of financial, operational and business leadership experience with companies such as Black & Decker and General Electric Company. David Rice, our Chief Financial Officer, joined TriMas in 2005 and brings more than 30 years of financial, audit and leadership experience to the role. David was previously division finance officer of TriMas’ subsidiary, Cequent Performance Products. John Aleva, President of Horizon North America, has nearly 30 years of experience in automotive aftermarket, retail and OE, and has been with Horizon for over 11 years. The leadership team of Horizon International includes Paul Caruso, who has over 30 years of experience in a variety of roles within the industrial and automotive markets, and Jason Kieseker, who joined the Horizon business in 2001 and has held various leadership roles within our Horizon International business.

Key Business Priorities

We established three strategic platforms for value creation focused on business improvement and transformation, supported by a company culture of continuous improvement.

•	Margin Expansion. Our first priority is to drive the organization to a 10% operating margin level within our strategic planning period. We believe the investments made in new and upgraded facilities and equipment over the past few years should provide the foundation, without significant additional investment, for additional margin expansion. We are developing an organization in which all team members are focused on constantly improving the efficiency of all operations through the adoption of lean and continuous improvement practices.

•	Capital Structure. Our second priority is to improve our capital structure. Our net leverage ratio, as defined in certain of the agreements covering our indebtedness, at September 30, 2016 was approximately 2.7 times, although our leverage increased subsequently when we borrowed an additional $152.0 million in connection with our acquisition of the Westfalia Group on October 4, 2016, which is described further below. Our long-term net leverage ratio target is less than 2 times. We aim to accomplish this goal through both margin improvement as well as paying down our fixed obligations, and should we decide to do so, we have a structure in place that allows us to prepay debt in addition to the amortization required under our term debt.

•	Organic Growth. Our third priority is to grow the business 3% to 5% on an organic basis, annually. We have identified five broad areas of focused growth activities, involving geographic markets and sales channels, which we believe are particularly aligned with our competitive strengths.

Growth Strategies

Prior to becoming an independent public company, Horizon operated on a regional basis under separate management teams, with independent business decisions and resource allocations made by the Horizon North America and Horizon International leaders. As a public company, we have reorganized our global operations to operate as a single combined entity. As a result, we believe we have multiple opportunities to integrate, improve and grow our business, whether via organic initiatives or via acquisitions of new products or in new geographies, through the following strategies:

•	Original Equipment. The global market for accessories and vehicle personalization is increasing and automotive manufacturers are looking for suppliers to partner with to create genuine accessories to meet this need. Historically, this has been a regional effort, but the growth of global OE has increased the need for global suppliers. Our geographic footprint, existing customer relationships and the increase in global vehicle platforms align to present us with unique opportunities to grow with our OE customers.

•	eCommerce. We intend to leverage the breadth of our product portfolio and global manufacturing footprint to expand our presence in the high growth e-commerce channel. This strategy is applicable in our developed markets where a focus on content delivery and customer support drive growth. It is also a powerful tool as we look at developing new, less mature markets around the world, enabling a direct connection with the users of our product set.

•

Latin American Markets.    Since entering the Latin American market, we have witnessed a desire to accessorize vehicles among new entrants to the growing middle class. We expanded our global footprint and product portfolio in Brazil by acquiring DHF Soluções Automotivas

Ltda in 2013 and Engetran Engenharia, Indústria, e Comércio de Peças e Acessórios Veiculares Ltda in 2012. We believe these expansions into new geographies provide opportunities for growth, while supporting both new and existing global customers.

•	Chinese Market. China is in the early stages of adoption for towing and trailering products. As this adoption rate increases, there is an opportunity for us to bring our experience in the safe use of these products into the market in a meaningful capacity. The rapidly growing middle class, in concert with a developing interest in an outdoor recreational lifestyle, is expected to result in incremental demand for our automotive aftermarket products and accessories. We intend to leverage our existing relationships with global OEs and our global manufacturing and distribution network to expand our sales in this developing economy.

•	Product Innovation. Our focus in multi-generational product planning is to formalize the process by which we integrate the feedback and needs of users into our product development engine. We look to move beyond simply responding to the feedback that we receive, to anticipating the functionality future products need to possess to enrich the lives of our users.

Concurrent Offering of Common Stock

Concurrently with this offering, we are offering 4,000,000 shares of our common stock pursuant to a separate prospectus supplement and accompanying prospectus at an initial price to the public of $18.50 per share. We have granted the underwriters of the concurrent offering the right to purchase, exercisable within a 30-day period, up to an additional 600,000 shares of our common stock. This offering and the concurrent offering of our common stock are not contingent upon one another.

Amendment to ABL Revolving Credit and Term Loan Facilities

In January, we entered into (a) a Second Amendment to Credit Agreement, or the “Second Term Loan Amendment,” to our Term Loan Credit Agreement, dated as of June 30, 2015, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent, or the “Term B Loan,” and (b) a Second Amendment to Amended and Restated Loan Agreement, or the “Second ABL Amendment,” to our Amended and Restated Loan Agreement, dated as of December 22, 2015, among us, certain of our subsidiaries party thereto as guarantors, the lenders party thereto and Bank of America, N.A., as agent for the lenders, under which the lenders party thereto agreed to provide us and certain of our subsidiaries with a committed asset-based revolving credit facility, or the “ABL Facility.” Each of the Second Term Loan Amendment and the Second ABL Amendment, among other things, permits us, subject to certain limitations, to (i) issue senior unsecured indebtedness that is convertible into our common stock and/or cash, which we refer to herein as “Permitted Convertible Indebtedness,” including the notes offered hereby, (ii) purchase call or capped call options (or enter into other substantially equivalent derivative transactions) relating to our common stock in connection with the issuance of Permitted Convertible Indebtedness, which we refer to herein as “Permitted Bond Hedge Transactions,” (iii) sell any call option, warrant or right to purchase (or enter into other substantially equivalent derivative transactions) relating to our common stock and/or cash substantially concurrently with any entry by us into a Permitted Bond Hedge Transaction and (iv) pay cash upon conversion of any Permitted Convertible Indebtedness (subject, in the case of the ABL Facility, to certain conditions, including a minimum availability requirement). Each of the Second Term Loan Amendment and the Second ABL Amendment also increases (a) the amount of secured indebtedness our foreign subsidiaries may incur and (b) the amount of investments we or any of our subsidiaries may make in non-subsidiaries or foreign subsidiaries. For a more detailed discussion about the Term B Loan and the ABL Facility, see “Description of Certain Other Indebtedness.”

Westfalia Acquisition

On October 4, 2016, we completed our previously announced acquisition of Westfalia-Automotive Holding GmbH, which we refer to in this prospectus supplement as “Westfalia,” and TeIJs Holding B.V., which we refer to in this prospectus supplement as “TeIJs,” pursuant to the Share Purchase Agreement, dated as of August 24, 2016, or the “Share Purchase Agreement,” among us, our wholly-owned subsidiary, Blitz K16-102 GmbH (now known as HG Germany Holdings GmbH), which we refer to herein as the “Purchaser,” and the sellers party thereto, which we refer to herein as the “Sellers.” We refer to Westfalia and TeIJs collectively in this prospectus supplement as the “Westfalia Group.” Pursuant to the Share Purchase Agreement, we, through the Purchaser, acquired all of the outstanding equity interests of the Westfalia Group for cash consideration of $100.0 million, the assumption of approximately $47.2 million of debt and the issuance to certain of the Sellers of 2,704,310 shares of our common stock in a transaction exempt from registration requirements of the Securities Act of 1933, or the “Securities Act.” We funded the cash payment, as well as the repayment of certain of the Westfalia Group’s debt, through a combination of cash on hand and $152.0 million of incremental borrowings under our Term B Loan.

The Westfalia Group is a leading global towing company. Headquartered in Rheda-Wiedenbrück, Germany, with operating facilities in 11 countries, it manufactures towing and trailering products, including more than 1,700 different types of towbars, wiring kits and carrier systems for cars and light utility vehicles. It holds in excess of 300 issued patents and published patent applications protecting its unique line of towing and trailering products. The brands under which it markets its products include Westfalia, Terwa and Siarr.

The acquisition of the Westfalia Group positions us as a leading manufacturer of towing and trailering equipment in Europe and further complements our broad portfolio. We believe the acquisition will expand our opportunities for revenue and margin growth, increase our market share and augment our global OE footprint with access to new markets and customers.

2016 Update

Although we have not yet finalized our financial statement reporting process for the year ended December 31, 2016, on January 24, 2017, we issued a press release providing the following update on selected preliminary results for 2016 for our legacy business, which do not include the impact of the Westfalia Group’s operations due to the timing of the acquisition and ongoing purchase accounting:

•	Net sales growth of 3.0 to 3.5 percent on a U.S. GAAP (as defined below) basis, which compares to our previous guidance of 2.0 to 4.0 percent and net sales growth of 3.5 to 4.5 percent on a constant currency basis, which compares to our previous guidance of 3.0 to 5.0 percent

•	Adjusted segment operating profit increasing 140 to 160 basis points, an increase over previous guidance of 130 to 150 basis points

•	Interest expense in the range of $18.7 to $19.3 million, up slightly from our previous guidance of $18.5 to $19.0 million

•	Capital expenditures in the range of 2.0 to 2.4 percent of net sales, which compares to our previous guidance of approximately 2.5 percent of net sales

Our actual results for the year ended December 31, 2016 will include results from the Westfalia Group for approximately three months. Based on the historical results of the Westfalia Group, we would expect that its results will negatively impact our adjusted segment operating profit on an absolute basis as well as on a percentage of revenue basis.

There are certain costs, expenses and other charges that are included in the determination of operating profit under generally accepted accounting principles in the United States, or “U.S. GAAP,” but that our management would consider important to exclude in evaluating the quality of our operating results because they are not indicative of our core operating results or may obscure trends useful in evaluating our continuing activities. Accordingly, we present adjusted segment operating profit excluding these costs, expenses and other charges to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends. However, until we complete purchase accounting for our acquisition of the Westfalia Group, we are unable to provide a reasonable estimation of our operating profit under U.S. GAAP and are therefore unable to reconcile our preliminary adjusted segment operating profit to the most directly comparable U.S. GAAP financial measure.

We evaluate growth in our operations on both a U.S. GAAP basis and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. Below is a reconciliation of our revenue growth on a U.S. GAAP basis to revenue growth on a constant currency basis.

Year ended December 31, 2016
Horizon Global Excluding Westfalia Group Acquisition
Revenue growth on U.S. GAAP basis	3.0% – 3.5%
Less: currency impact	(0.5)% – (1.0)%

Revenue growth at constant currency	3.5% – 4.5%

Because the financial statements for the year ended December 31, 2016 have not yet been finalized, the preliminary results provided above are subject to change, including changes resulting from the use of estimates, and actual results for 2016 may differ materially from the preliminary results and may be outside the estimated ranges. In addition, as described above, our actual results for the year ended December 31, 2016 will include results from the Westfalia Group for approximately three months.

Company Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084. Our telephone number is (248) 593-8820. Our website is http://www.horizonglobal.com. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Horizon Global Corporation and not to its consolidated subsidiaries.

Issuer	Horizon Global Corporation, a Delaware corporation.

Securities	$110,000,000 principal amount of 2.75% Convertible Senior Notes due 2022 (plus up to an additional $15,000,000 principal amount solely to cover over-allotments).

Maturity	July 1, 2022, unless earlier repurchased or converted.

Interest	2.75% per year. Interest will accrue from February 1, 2017 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2017. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding January 1, 2022, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on March 31, 2017 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period, or the “measurement period,” in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

On or after January 1, 2022 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 40.0400 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.98 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 50-trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of September 30, 2016, our total consolidated indebtedness was approximately $190.6 million, approximately $188.8 million of which was secured indebtedness. After giving effect to (i) the acquisition of Westfalia (assuming the acquisition of Westfalia occurred on September 30, 2016), (ii) the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), (iii) the issuance of shares of our common stock in the concurrent offering (assuming no exercise of the underwriters’ option to purchase additional shares) and (iv) the use of the net proceeds from both offerings, our total consolidated indebtedness would have been approximately $345.7 million.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering of the notes will be approximately $105.2 million (or $119.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us and not reimbursed.

We intend to use a portion of the net proceeds from this offering of the notes, along with all of the net proceeds from the concurrent offering of our common stock and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We entered into convertible note hedge transactions with one or more of the underwriters or their respective affiliates, which we refer to as the “option counterparties.” We also entered into warrant transactions with the option counterparties. We intend to use $6.6 million of the net proceeds from this offering of the notes to pay the cost of the convertible note hedge transactions (such cost net of the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering of the notes for general corporate purposes. See “Underwriting” and “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under the Term B Loan and, in such capacity, may receive a portion of the net proceeds from this offering. See “Underwriting.”

If the underwriters exercise their over-allotment option, we expect to sell additional warrants to the option counterparties and use the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties and for general corporate purposes, including to repay amounts outstanding under the Term B Loan.

This offering and the concurrent offering of our common stock are not contingent upon one another.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or “DTC,” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax considerations	For the U.S. federal income tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock received on conversion thereof, see “Material U.S. Federal Income Tax Considerations.”

Convertible note hedge and warrant transactions	In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. However, the warrant transactions could independently have a dilutive effect to the extent that the market value per share of our common stock exceeds the strike price of the warrants. If the underwriters exercise their over-allotment option, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to this Offering and to Ownership of the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting—Convertible Note Hedge and Warrant Transactions.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association.

Exchange and trading symbol for our common stock	Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “HZN.”

Summary Historical and Pro Forma Financial Data

The following tables set forth our summary historical and pro forma financial data as of and for each of the periods indicated. We derived the summary historical financial data for the years ended December 31, 2015 and 2014 and as of December 31, 2015 and 2014 from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. We derived the summary historical financial data for the nine months ended September 30, 2016 and 2015 and as of September 30, 2016 from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement. In our management’s opinion, the unaudited consolidated financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair presentation of the information for the periods provided.

The summary historical financial data for periods prior to the spin-off includes the historical results of operations, assets and liabilities of the legal entities that are considered to comprise Horizon Global. Our historical results of operations, financial position and cash flows presented in the summary historical financial data for periods prior to the spin-off may not be indicative of what they would have been had we actually been a separate stand-alone public entity during such periods, nor are they necessarily indicative of our future results of operations, financial position and cash flows.

The summary pro forma financial data for the nine months ended September 30, 2016 and for the year ended December 31, 2015 was derived from the unaudited pro forma condensed combined financial statements that are incorporated by reference herein from our Current Report on Form 8-K/A filed on December 21, 2016, which we refer to as the “December Form 8-K/A.” The unaudited pro forma condensed combined financial statements give effect to the acquisition of Westfalia, including the related financing and other related transactions, as if it occurred as of January 1, 2015 for statements of income and cash flows purposes and as if it occurred on September 30, 2016 for balance sheet purposes. As noted in the December Form 8-K/A, the unaudited pro forma condensed combined financial statements do not give effect to the acquisition of TeIJs given the immateriality of that acquisition. The unaudited pro forma condensed combined financial statements do not give effect to this offering or the concurrent common stock offering.

The summary pro forma financial data for the twelve months ended September 30, 2016 was derived from our audited consolidated financial statements for the year ended December 31, 2015, our unaudited consolidated financial statements for the nine months ended September 30, 2016 and 2015 and the audited financial statements of Westfalia for the year ended September 30, 2016. The financial statements of Westfalia have been converted from accounting principles generally accepted in Germany, or “German GAAP,” to U.S. GAAP for the purposes of presenting the summary pro forma financial data for the twelve months ended September 30, 2016. The summary pro forma financial data for the twelve months ended September 30, 2016: (i) gives effect to the acquisition of Westfalia, including the related financing and other related transactions, as if it occurred as of October 1, 2015; (ii) does not give effect to the acquisition of TeIJs given the immateriality of that acquisition; and (iii) does not give effect to this offering or the concurrent common stock offering.

The summary historical financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and corresponding notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this prospectus supplement. The summary pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the notes thereto in the December Form 8-K/A, which is incorporated by reference into this prospectus supplement.

	Nine months ended September 30, 2016		Twelve months ended September 30, 2016	Nine months ended September 30, 2015	Year ended December 31, 2015		Year ended December 31, 2014
	Historical	Pro forma	Pro forma	Historical	Historical	Pro forma	Historical
	(In thousands)
Statement of Income Data:
Net sales	$465,590	$648,698	$	$454,240	$575,510	$792,883	$611,780
Gross profit	125,830	166,178		110,810	143,040	183,738	148,090
Operating profit	25,560	33,472		17,680	19,570	22,727	24,460
Net income (loss)	9,890	1,837		10,030	8,300	(7,169)	15,350
Statement of Cash Flows Data:
Cash flows provided by (used for)
Operating activities	27,510			12,790	26,910		28,010
Investing activities	(9,850)			(4,630)	(6,810)		(11,110)
Financing activities	200			15,470	(910)		(19,060)
Other Financial Data:
Consolidated Bank EBITDA, as defined(1)(2)(3)	52,530		67,935	46,360	52,690		63,560

	As of September 30, 2016		As of December 31, 2015	As of December 31, 2014
	Historical	Pro forma	Historical	Historical
	(In thousands)
Balance Sheet Data:
Total assets	$339,870	$648,192	$331,580	$339,500
Total debt	190,630	393,160	188,740	760
Goodwill and other intangibles, net	55,330	186,125	60,430	73,090

(1)	Pro forma Consolidated Bank EBITDA, a non-GAAP measure as defined in the Term B Loan, for the twelve months ended September 30, 2016, is the sum of Horizon’s historical Consolidated Bank EBITDA, as defined, for the twelve month period ended September 30, 2016 and Westfalia’s historical Adjusted EBITDA for the twelve months ended September 30, 2016, without further adjustment. Pro forma Consolidated Bank EBITDA, as defined, for the twelve months ended September 30, 2016 is presented for illustrative purposes only; it does not represent what Consolidated Bank EBITDA, as defined, was, or would have been, for such period or for any future period.

(2)	The following is a reconciliation of Horizon’s net income to Consolidated Bank EBITDA, as defined, for all periods presented. We provide this non-GAAP financial measure because we believe it is useful to investors in that it provides greater transparency with respect to supplemental financial information used by management in its financial and operational decision making. We believe that the presentation of this non-GAAP financial measure in conjunction with U.S. GAAP financial measures is useful for financial analysis that can assist investors in assessing our operating performance and underlying prospects. We also believe this reconciliation provides valuable supplemental information regarding our capital structure, consistent with how we evaluate our performance. Consolidated Bank EBITDA, as defined, should not be considered a substitute for net income.

	Historical
	Nine months ended September 30,		Twelve months ended September 30, 2016(D)	Year ended December 31,
	2016	2015		2015	2014
	(In thousands)
Net Income	$9,890	$10,030	$8,160	$8,300	$15,350
Interest expense, net (as defined)	12,600	4,590	16,820	8,810	720
Income tax expense (benefit)	900	30	(410)	(1,280)	5,240
Depreciation and amortization	12,970	13,120	16,930	17,080	18,930
Extraordinary charges (as defined)	4,120	—	4,120	—	—
Non-cash compensation expense(A)	2,840	1,750	3,620	2,530	2,660
Other non-cash expenses or losses	3,410	11,150	3,610	11,350	15,260
Non-recurring expenses or costs (as defined)(B)	4,860	5,000	4,860	5,000	4,440
Acquisition integration costs(C)	—	—	—	—	90
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	940	690	1,150	900	870

Consolidated Bank EBITDA, as defined	$52,530	$46,360	$58,860	$52,690	$63,560

(A)	Non-cash compensation expense resulting from the grant of restricted shares of common stock and common stock options. Includes amounts allocated by TriMas.

(B)	Under the Term B Loan, costs and expenses related to cost savings projects, including restructuring and severance expenses, are not to exceed $5 million in any fiscal year and $15 million in the aggregate, commencing on or after January 1, 2015.

(C)	Costs and expenses arising from the integration of any business acquired not to exceed $7.5 million in any fiscal year, $20.0 million in the aggregate.

(D)	The financial data of Horizon for the twelve months ended September 30, 2016, as presented, is derived as follows:

	Historical
	Year ended December 31, 2015	Less: Nine months ended September 30, 2015	Add: Nine months ended September 30, 2016	Twelve months ended September 30, 2016
	(In thousands)
Net Income	$8,300	$10,030	$9,890	$8,160
Interest expense, net (as defined)	8,810	4,590	12,600	16,820
Income tax expense (benefit)	(1,280)	30	900	(410)
Depreciation and amortization	17,080	13,120	12,970	16,930
Extraordinary charges (as defined)	—	—	4,120	4,120
Non-cash compensation expense(A)	2,530	1,750	2,840	3,620
Other non-cash expenses or losses	11,350	11,150	3,410	3,610
Non-recurring expenses or costs (as defined)(B)	5,000	5,000	4,860	4,860
Acquisition integration costs(C)	—	—	—	—
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	900	690	940	1,150

Consolidated Bank EBITDA, as defined	$52,690	$46,360	$52,530	$58,860

(3)	The following reconciles Westfalia’s net income, in accordance with U.S. GAAP and converted into U.S. dollars, for the twelve months ended September 30, 2016 to Adjusted EBITDA. We note that Westfalia’s Adjusted EBITDA may not be consistent with Horizon’s Consolidated Bank EBITDA, as defined. Furthermore, the impact of minority interest is included in “German GAAP adjustments,” as presented below; however, we have no reason to believe this would materially impact the calculation.

	As reported(A)	Converted to U.S. dollars(B)
	For the twelve months ended September 30, 2016	For the twelve months ended September 30, 2016
	(Euros in thousands)	(U.S. dollars in thousands)
Net income, U.S. GAAP	€(7,528)	$(8,431)
U.S. GAAP reporting adjustments not impacting EBITDA:
Less: Goodwill impairment and amortization of intangible assets	1,740	1,949
Less: Deferred taxes	(3,370)	(3,774)
Adjustments for German GAAP items not impacting EBITDA:
Add: Loss attributable to minority interests	(385)	(431)
Add: Other tax expense	130	146
Add: Income tax expense	1,171	1,312
Less: Extraordinary expenses/extraordinary result	(1,640)	(1,837)
German GAAP adjustments:
Add: Amortization of intangible assets and depreciation of property, plant and equipment	6,690	7,493
Less: Other interest and similar income	8	9
Add: Interests and similar expenses	4,763	5,335

Adjusted EBITDA	€8,103	$9,075

(A)	Other than Adjusted EBITDA, items are as reported in Exhibit 99.1 to the December Form 8-K/A.

(B)	Euros converted to U.S. dollars using an exchange rate of 1.12.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the following risks regarding this offering, the notes and our common stock, as well as the risk factors described in “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which were filed with the SEC and incorporated by reference herein in their entirety, including, without limitation, those risk factors relating to our liquidity, debt financing and current economic conditions, as well as other information in this prospectus supplement, the accompanying prospectus and in any other documents incorporated by reference into this prospectus supplement or the accompanying prospectus, before purchasing any of the notes. Each of the risks described in these sections and documents could adversely affect our business, financial condition and results of operations, and could result in a complete loss of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to this Offering and to Ownership of the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of September 30, 2016, our total consolidated indebtedness was approximately $190.6 million, approximately $188.8 million of which was secured indebtedness. After giving effect to (i) the acquisition of Westfalia (assuming the acquisition of Westfalia occurred on September 30, 2016), (ii) the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), (iii) the issuance of shares of our common stock in the concurrent offering (assuming no exercise of the underwriters’ option to purchase additional shares) and (iv) the use of the net proceeds from both offerings, our total consolidated indebtedness would have been approximately $345.7 million.

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., or “FINRA,” and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, in the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facilities restrict our ability to incur additional indebtedness, including secured indebtedness, but if the facilities mature or are repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority, by the agreement governing our ABL Facility or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Our debt may limit our ability to pay any cash amount upon the conversion or repurchase of the notes.

The agreement governing our ABL Facility limits our ability to make cash payments upon conversion of the notes (other than cash payments in lieu of fractional shares) and repurchase the notes for cash unless we meet certain conditions, including a minimum availability requirement. Additionally, our future debt may prohibit us from making any cash payments on the conversion or repurchase of the notes if an event of default exists thereunder or if, after giving effect to such conversion or repurchase (and any additional indebtedness incurred in connection with such conversion or a repurchase), we would not be in pro forma compliance with our financial covenants under that debt. Our failure to make required cash payments upon the conversion or repurchase of the notes as required under the terms of the notes would permit holders of the notes to accelerate our obligations under the notes.

Conversions of the notes may adversely affect our financial condition or liquidity.

If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our financial condition or liquidity.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion

Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

The concurrent common stock offering, or the issuance of any additional shares of our common stock or instruments convertible into shares of our common stock, could materially and adversely affect the market price of our common stock and the trading price of the notes.

Concurrently with this offering, we are offering 4,000,000 shares of our common stock pursuant to a separate prospectus supplement and accompanying prospectus. We have granted the underwriters of the concurrent offering the right to purchase, exercisable within a 30-day period, up to an additional 600,000 shares of our common stock. This offering and the concurrent offering of our common stock are not contingent upon one another. In addition, we are not restricted under the indenture governing the notes from issuing additional shares of our common stock or other instruments convertible into, or exchangeable or exercisable for, shares of our common stock. The concurrent common stock offering, and any additional offering of shares of our common stock or instruments convertible into, or exercisable or exchangeable into, shares of our common stock, may materially and adversely affect the market price of our common stock and the trading price of the notes.

In particular, a substantial number of shares of our common stock is reserved for issuance upon conversion of the notes offered hereby, upon exercise and settlement or termination of the warrant transactions that we entered into with the option counterparties, and upon the exercise of stock options, the vesting of restricted stock awards and deferred restricted stock units to our employees. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of shares of our common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws (each as defined below) requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding January 1, 2022, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 50-trading day observation period. As described under “Description of Notes—Settlement Upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to January 1, 2022, the 50 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after January 1, 2022, the 50 consecutive trading days beginning on, and including, the 52nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $100.00 per share or less than $18.50 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 54.0540 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. However, the warrant transactions could independently have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the strike price of the warrants. If the underwriters exercise their over-allotment option, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

Risks Related to Ownership of Our Common Stock

Our common stock price may be subject to significant volatility due to our own results or market trends.

If our revenue, earnings or cash flows in any quarter fail to meet the investment community’s expectations, there could be an immediate negative impact on our common stock price. Our common stock price could also be impacted by broader market trends and world events unrelated to our performance.

Anti-takeover provisions contained in our Amended and Restated Certificate of Incorporation, or our “certificate of incorporation,” and Amended and Restated Bylaws, or our “bylaws,” as well as provisions of Delaware law, could impair a takeover attempt that stockholders may consider favorable.

Our certificate of incorporation and bylaws provisions, as amended and restated, may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our common stock or otherwise attempting to obtain control of us. These provisions, among other things, establish that our board of directors fixes the number of members of the board, divide the board of directors into three classes with staggered terms and establish advance notice requirements for nomination of candidates for election to the board or for proposing matters that can be acted on by stockholders at stockholder meetings. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares of common stock. Moreover, these provisions could discourage accumulations of large blocks of our common stock, thus depriving stockholders of any advantages that large accumulations of common stock might provide.

As a Delaware corporation, we also are subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our voting stock from engaging in certain business combinations unless the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved in advance by our board of directors, results in the stockholder holding more than 85% of our voting stock, subject to certain restrictions, or is approved at an annual or special meeting of stockholders by the holders of at least 66 and  2⁄3% of our voting stock not held by the stockholder engaging in the transaction.

Any provision of our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock.

We may not achieve our strategic goals for margin expansion, capital structure improvement and organic growth; our past performance in these areas may not be indicative of future performance. Failure to achieve our strategic goals may adversely impact the trading price of our common stock.

Our strategic platforms for value creation and goals for margin expansion, capital structure improvement and organic growth are subject to risk and uncertainty and depend on general economic, credit, capital market and other conditions that are beyond our control and are subject to fluctuation. Our past performance with respect to margin expansion, capital structure improvement and organic growth, both before and after the spin-off, should be considered independent from, and may not be a reliable indicator of, future performance. These strategic goals may need to be revised or may not be met for a number of reasons, including changes in general economic conditions in the United States and abroad, changes in credit and capital market conditions, increased competition in the markets for our products, increases in raw material or energy costs and changes in technology and manufacturing techniques. For a discussion of other risks that could affect our performance and ability to achieve our strategic goals, see “Risk Factors—Risks Relating to our Business and our Industry,” in our Annual Report on Form 10-K for the year ended December 31, 2015.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the “JOBS Act.” For as long as we continue to be an emerging growth company we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, which includes, among other things:

•	exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

•	exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and

•	exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the consummation of the spin-off on June 30, 2015, or until the earliest of (i) the last day of the fiscal year in which we have annual gross revenue of $1 billion or more, (ii) the date on which we have, during the previous three year period, issued more than $1 billion in non-convertible debt or (iii) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.

Use of Proceeds

We estimate that the net proceeds from this offering of the notes will be approximately $105.2 million (or $119.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us and not reimbursed.

We intend to use a portion of the net proceeds from this offering of the notes, along with all of the net proceeds from the concurrent offering of our common stock and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. We intend to use $6.6 million of the net proceeds from this offering of the notes to pay the cost of the convertible note hedge transactions (such cost net of the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering of the notes for general corporate purposes. This offering and the concurrent offering of our common stock are not contingent upon one another.

If the underwriters exercise their over-allotment option, we expect to sell additional warrants to the option counterparties and use the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties and for general corporate purposes, including to repay amounts outstanding under our Term B Loan.

Borrowings under the Term B Loan bear interest, at our election, at either (i) the Base Rate (as defined in the Term B Loan) plus 5.0% per annum, or (ii) the London Interbank Offered Rate, or “LIBOR,” plus 6.0% per annum. As of September 30, 2016, we had an aggregate principal amount of $187.5 million outstanding under the Term B Loan bearing interest at 7.0%. On October 3, 2016, we borrowed an additional $152.0 million under the Term B Loan in connection with our acquisition of the Westfalia Group. The Term B Loan matures on June 30, 2021. See “Description of Certain Other Indebtedness.”

We entered into the convertible note hedge and warrant transactions with one or more of the underwriters or their respective affiliates. In addition, affiliates of certain of the underwriters are lenders under the Term B Loan. As such, certain of the underwriters and/or their respective affiliates may receive a portion of the net proceeds from this offering. See “Underwriting.”

Common Stock Price Range

Our common stock is listed on the NYSE under the symbol “HZN.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NYSE since the spin-off on June 30, 2015.

	Low	High
Year ending December 31, 2017
First Quarter (through January 26, 2017)	$18.50	$24.75
Year ending December 31, 2016
Fourth Quarter	$19.20	$26.36
Third Quarter	$10.84	$20.97
Second Quarter	$10.60	$13.10
First Quarter	$8.06	$12.80
Year ending December 31, 2015
Fourth Quarter	$8.04	$11.00
Third Quarter	$8.59	$15.75

The closing price for our common stock on January 26, 2017 is set forth on the cover page of this prospectus. As of January 23, 2017, there were approximately 290 holders of record of our common stock.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2016:

•	on an actual basis;

•	on a pro forma basis to give effect to the acquisition of Westfalia, assuming the acquisition of Westfalia occurred on September 30, 2016; and

•	on a pro forma as adjusted basis to give effect to this offering and the issuance and sale by us of 4,000,000 shares of our common stock in the concurrent offering and the receipt and use of the net proceeds by us from such offerings as described under “Use of Proceeds,” after deducting underwriters’ discounts and estimated offering fees and expenses payable by us and not reimbursed, and giving effect to the cost of the convertible note hedge transactions and the proceeds from the warrant transactions.

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	September 30, 2016
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands)
Cash and cash equivalents	$41,420	$121,736	$132,331

Debt:
Long-term debt outstanding, including amounts due within one year
ABL Facility	6,800	6,800	6,800
Term B Loan(1)	182,030	330,212	172,712
Bank facilities, capital leases and other long-term debt	1,800	56,148	56,148
2.75% Convertible Senior Notes due 2022 offered hereby(2)(3)	—	—	110,000

Total debt	190,630	393,160	345,660
Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis	—	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 18,194,416 shares issued and outstanding on an actual basis, 20,898,726 shares issued and outstanding on a pro forma basis and 24,898,726 shares issued and outstanding on a pro forma as adjusted basis(3)(4)	180	202	242
Paid-in capital(5)	3,910	44,050	113,505
Retained earnings	7,940	7,940	7,940
Accumulated other comprehensive income	3,970	3,970	3,970

Total shareholders’ equity	16,000	56,162	125,657

Total capitalization	$206,630	$449,322	$471,317

(1)	Pro forma and pro forma as adjusted reflect additional borrowings under the Term B Loan to pay a portion of the total consideration for the acquisition of the Westfalia Group.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($110.0 million aggregate principal amount for the convertible notes or up to $125.0 million if the underwriters exercise their over-allotment option in full) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the discount recognized in equity, excluding any tax effect. The amount shown does not give effect to any equity component or debt discount with respect to the notes.

(3)	The information in the table above assumes no exercise of the underwriters’ over-allotment option or of the option to purchase additional shares that we granted to the underwriters in the concurrent offering.

(4)	Pro forma and pro forma as adjusted reflect the issuance of 2,704,310 shares of common stock to pay a portion of the total consideration for the acquisition of the Westfalia Group.

(5)	Issuance of the convertible notes (giving effect to the application of ASC 470-20 as described in Note (1)) and the entry into the convertible note hedge transactions and the warrant transactions will result in a net increase in paid-in capital and, therefore, total shareholders’ equity and total capitalization. The information in the table above does not reflect these increases.

Description of Notes

We will issue the notes under a base indenture dated as of February 1, 2017 between us and Wells Fargo Bank, National Association, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Horizon Global Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $110,000,000 (or $125,000,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from February 1, 2017 at an annual rate of 2.75% payable on January 1 and July 1 of each year, beginning on July 1, 2017;

•	not be redeemable prior to maturity;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on July 1, 2022, unless earlier converted or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 40.0400 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.98 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this section to refer to each $1,000 principal amount of notes. We use the term “common stock” in this section to refer to our common stock, par value $0.01 per share. References in this section to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 2.75% per year until maturity. Interest on the notes will accrue from February 1, 2017 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2017.

Interest will be paid to the person in whose name a note is registered at the close of business on December 15 or June 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this section include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles in the Unites States (“GAAP”). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2016, our total consolidated indebtedness was approximately $190.6 million, approximately $188.8 million of which was secured indebtedness. After giving effect to (i) the acquisition of Westfalia (assuming the acquisition of Westfalia occurred on September 30, 2016), (ii) the issuance of the notes

(assuming no exercise of the underwriters’ over-allotment option), (iii) the issuance of shares of our common stock in the concurrent offering (assuming no exercise of the underwriters’ option to purchase additional shares) and (iv) the use of the net proceeds from both offerings, our total consolidated indebtedness would have been approximately $345.7 million.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

No Redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding January 1, 2022, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after January 1, 2022 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be 40.0400 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.98 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 50-trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below, and we will not adjust the conversion rate to account for any accrued and unpaid interest on the notes. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding January 1, 2022, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on March 31, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding January 1, 2022, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding January 1, 2022, we elect to:

•	issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 60 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding January 1, 2022, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding January 1, 2022, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 60 scheduled trading days prior to the anticipated effective date of the transaction or event (or, if later, the earlier of (x) the business day after we give notice of such transaction or event and (y) the actual effective date of such transaction or event) until 35 trading days after the actual effective date of such transaction or event or, if such transaction or event also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction or event but in no event less than 60 scheduled trading days prior to the anticipated effective date of such transaction or event; or (ii) if we do not have knowledge of such transaction or event at least 60 scheduled trading days prior to the anticipated effective date of such transaction or event, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction or event, but in no event later than the actual effective date of such transaction or event.

Conversions On or After January 1, 2022

On or after January 1, 2022, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after January 1, 2022 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after January 1, 2022, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after January 1, 2022, no later than January 1, 2022). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. Our ability to settle conversions through combination settlement and cash settlement will be subject to restrictions in the agreements governing our ABL Facility and may be subject to restrictions in agreements governing our future debt.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 50 consecutive trading days during the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 50 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 50 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 50 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 50 consecutive trading days during the observation period, 2.0% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 50 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HZN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to January 1, 2022, the 50 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after January 1, 2022, the 50 consecutive trading days beginning on, and including, the 52nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to any applicable stock exchange listing rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to any applicable stock exchange listing rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the repurchase of any of our shares of common stock pursuant to an open-market share purchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate, (2) upon conversion of any notes (x) if cash settlement or combination settlement is applicable to such conversion, on each trading day in the observation period for such conversion and (y) if physical settlement is applicable to such conversion, on the relevant conversion date and (3) on each anniversary of the original issue date of the notes, in each case, without duplication and regardless of whether the aggregate adjustment is less than 1%.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$18.50	$20.00	$22.50	$24.98	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
February 1, 2017	14.0140	12.0835	9.6160	7.8179	5.3937	2.9453	1.7896	1.1412	0.7291	0.4423	0.2281	0.0600
July 1, 2017	14.0140	11.9008	9.3907	7.5749	5.1544	2.7634	1.6657	1.0621	0.6834	0.4217	0.2272	0.0600
July 1, 2018	14.0140	11.5340	8.9145	7.0507	4.6312	2.3672	1.3976	0.8904	0.5819	0.3721	0.2175	0.0600
July 1, 2019	14.0140	11.1458	8.3538	6.4115	3.9850	1.8921	1.0856	0.6916	0.4600	0.3048	0.1909	0.0600
July 1, 2020	14.0140	10.6788	7.6040	5.5366	3.1172	1.3114	0.7296	0.4698	0.3207	0.2205	0.1465	0.0600
July 1, 2021	14.0140	10.0833	6.3867	4.0613	1.8087	0.6370	0.3556	0.2373	0.1677	0.1195	0.0831	0.0458
July 1, 2022	14.0140	9.9600	4.4044	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $18.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 54.0540 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee, the conversion agent and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder validly withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

This “—Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in its entirety.

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Events of Default” in its entirety.

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate event as described under “—Conversion Rights—Conversion Upon Specified Corporate Events,” in each case when due;

(5)	our failure to comply with our obligations under “Consolidation, Merger and Sale of Assets”;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration or failure to pay is not cured, waived, rescinded, stayed or annulled or such indebtedness is not discharged, as applicable, within a period of 30 days after written notice of such indebtedness becoming due and payable or such failure, as the case may be, has been received from the trustee or the holders of at least 25% in principal amount of the notes outstanding;

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9)	a final judgment or judgments for the payment of $5,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•	0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and ending on, but excluding, the earlier of (x) the date on which such event of default is no longer continuing and (y) the 91st day following the date on which such an event of default first occurs; and

•	0.50% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the 91st day following the date on which such an event of default first occurs and ending on, but excluding, the date on which such event of default is no longer continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (iii) all sums paid or advanced by the trustee and the compensation expenses and disbursements of the trustee and its agents and counsel have been paid.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs under the circumstances. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

This “—Modification and Amendment” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Modification and Waiver” in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes; or

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	provide for the issuance of additional notes;

(5)	secure the notes;

(6)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(7)	make any change that does not adversely affect the rights of any holder;

(8)	in connection with any transaction described under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement Upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(9)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(10)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

This “Discharge” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in its entirety.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee (including in its capacities as conversion agent, paying agent or registrar) shall have no responsibility to determine the trading price, any settlement amount, the conversion rate or whether any adjustments to the conversion rate are required, or whether the notes are convertible.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law; Jury Trial Waiver

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture provides that we and the trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the notes.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests through DTC that its notes be issued in physical, certificated form.

Description of Certain Other Indebtedness

We and certain of our subsidiaries are party to the ABL Facility, an asset-based revolving credit facility, that provides for $99.0 million of funding on a revolving basis, as well as the Term B Loan under which we borrowed an aggregate of $200.0 million on June 30, 2015. We borrowed an additional $152.0 million under the Term B Loan on October 3, 2016 in connection with our acquisition of the Westfalia Group. The ABL Facility matures in June 2020 and bears interest on outstanding balances at variable rates. The Term B Loan matures in June 2021 and bears interest at variable rates.

ABL Facility

On December 22, 2015, we entered into the ABL Facility, under which the lenders party thereto agreed to provide us and certain of our subsidiaries with a committed asset-based revolving credit facility providing for revolving loans up to an aggregate principal amount of $99.0 million.

In connection with our acquisition of the Westfalia Group, on October 4, 2016, we entered into a Waiver and First Amendment to Amended and Restated Loan Agreement, which, among other things, (i) amended the ABL Facility to (a) provide for an incremental revolving facility in an aggregate principal amount of $25.0 million and (b) modify the calculation of Consolidated EBITDA (as defined in the ABL Facility) to include certain adjustments related to certain acquisitions and (ii) waived the requirement of joining certain subsidiaries acquired pursuant to the Share Purchase Agreement to certain Loan Documents (as defined in the ABL Facility) as otherwise required by the ABL Facility.

On January 11, 2017, we entered into the Second ABL Amendment, which permits us to, subject to certain limitations, issue Permitted Convertible Indebtedness, including the notes offered hereby, purchase Permitted Bond Hedge Transactions, sell any call option, warrant or right to purchase (or enter into other substantially equivalent derivative transactions) relating to our common stock and/or cash substantially concurrently with any entry by us into a Permitted Bond Hedge Transaction and pay cash upon conversion of any Permitted Convertible Indebtedness (subject, in the case of the ABL Facility, to certain conditions, including a minimum availability requirement). The Second ABL Amendment also increases (a) the amount of secured indebtedness our foreign subsidiaries may incur and (b) the amount of investments we or any of our subsidiaries may make in non-subsidiaries or foreign subsidiaries. See “Summary—Amendment to Credit Facilities.”

In addition to the $25.0 million incremental revolving facility as described above, the ABL Facility provides for (i) a U.S. sub-facility in an aggregate principal amount of up to $94.0 million (subject to availability under a U.S.-specific borrowing base), or the “U.S. Facility,” (ii) a Canadian sub-facility in an aggregate principal amount of up to $2.0 million (subject to availability under a Canadian-specific borrowing base), or the “Canadian Facility,” and (iii) a U.K. sub-facility in an aggregate principal amount of up to $3.0 million (subject to availability under a U.K.-specific borrowing base), or the “U.K. Facility.” The ABL Facility also includes a $20.0 million letter of credit sub-facility, which matures on June 30, 2020.

Borrowings under the ABL Facility bear interest, at our election, at either (i) the Base Rate (as defined in the ABL Facility) plus the Applicable Margin (as defined in the ABL Facility) or (ii) LIBOR plus the Applicable Margin.

We incur fees with respect to the ABL Facility, including (i) an unused line fee of 0.25% times the amount by which the revolver commitments exceed the average daily revolver usage during any month, (ii) facility fees equal to the applicable margin in effect for LIBOR revolving loans, as defined in the ABL Facility, times the average daily stated amount of letters of credit, (iii) a fronting fee equal to 0.125% per annum on the stated amount of each letter of credit and (iv) customary administrative fees.

All of the indebtedness of the U.S. Facility is and will be guaranteed by our existing and future material domestic subsidiaries and is and will be secured by substantially all of our and such guarantors’ assets. In connection with entering into the ABL Facility, certain of our subsidiaries party to the ABL Facility entered into a Foreign Facility Guarantee and Collateral Agreement, or the “Foreign Collateral Agreement,” in order to secure and guarantee the obligation under the Canadian Facility and the U.K. Facility. Under the Foreign Collateral Agreement, certain of our subsidiaries party thereto granted a lien on certain of their assets to Bank of America, N.A., as the agent for the lenders and other secured parties under the Canadian Facility and the U.K. Facility.

The ABL Facility contains customary negative covenants, and does not include any financial maintenance covenants other than a springing minimum fixed charge coverage ratio of at least 1.00 to 1.00 on a trailing twelve-month basis, which will be tested only upon the occurrence of an event of default or certain other conditions as specified in the ABL Facility. At September 30, 2016, we were in compliance with our financial covenants contained in the ABL Facility.

Debt issuance costs of approximately $2.5 million were incurred in connection with the entry into, and amendments of, the ABL Facility. These debt issuance costs will be amortized into interest expense over the contractual term of the loan. We recognized approximately $0.1 million of amortization of debt issuance costs for the three months ended September 30, 2016 and 2015, respectively, and $0.4 million and $0.1 million for the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, there were $2.0 million of unamortized debt issuance costs included in other assets in the condensed consolidated balance sheets incorporated by reference in this prospectus supplement.

As of September 30, 2016, there was approximately $6.8 million outstanding under the ABL Facility with a weighted average interest rate of 3.1%. Total letters of credit issued at September 30, 2016 were approximately $11.9 million. We had $72.2 million in available funds from the ABL Facility as of September 30, 2016.

Term B Loan

On June 30, 2015, we entered into the Term B Loan under which we borrowed an aggregate of $200.0 million, which matures on June 30, 2021.

Borrowings under the Term B Loan bear interest, at our election, at either (i) the Base Rate (as defined in the Term B Loan) plus 5.0% per annum, or (ii) LIBOR plus 6.0% per annum. Principal payments required under the Term B Loan are $2.5 million due each calendar quarter beginning September 2015. Commencing with the fiscal year ending December 31, 2017, and for each fiscal year thereafter, we will also be required to make prepayments of outstanding amounts under the Term B Loan in an amount up to 50.0% of our excess cash flow for such fiscal year, as defined in the Term B Loan, subject to adjustments based on our leverage ratio and optional prepayments of term loans and certain other indebtedness.

All of the indebtedness under the Term B Loan is and will be guaranteed by our existing and future material domestic subsidiaries and is and will be secured by substantially all of our and such guarantors’ assets. The Term B Loan contains customary negative covenants, and also contains a financial maintenance covenant which requires us to maintain a net leverage ratio not exceeding, through the fiscal quarter ending September 30, 2017, 5.25 to 1.00; through the fiscal quarter ending March 31, 2018, 5.00 to 1.00; through the fiscal quarter ending September 30, 2018, 4.75 to 1.00; and thereafter, 4.50 to 1.00. At September 30, 2016, we were in compliance with our financial covenants as described in the Term B Loan.

On September 19, 2016, we entered into a First Amendment to Credit Agreement, or the “First Term Loan Amendment,” which amended the Term B Loan to provide for incremental commitments in an aggregate principal amount of $152.0 million, or the “Incremental Term Loans.” In connection with the consummation of the Westfalia Group acquisition, we were extended the Incremental Term Loans on October 3, 2016.

Borrowings under the Incremental Term Loans bear interest, at our election, at either (i) the Base Rate (as defined in the Term B Loan) plus 5.0% per annum, or (ii) LIBOR plus 6.0% per annum. The First Term Loan

Amendment provided for an increase in the aggregate principal amount available to us under the incremental term loan facilities, together with the aggregate principal amount of incremental equivalent debt incurred by us, from up to $25.0 million to up to $75.0 million. Principal payments required under the Incremental Term Loans are an amount equal to one and thirteen thirty-sevenths percent (1 13/37%) of the aggregate principal amount of the Incremental Term Loans outstanding immediately after the effectiveness of the First Term Loan Amendment due at the end of each calendar quarter beginning December 2016. The First Term Loan Amendment also modified the commencement date of required prepayments resulting from excess cash flows from December 31, 2016 to December 31, 2017.

Additionally, the Term Loan Amendment modified the financial maintenance covenant such that the Company is required to maintain a net leverage ratio not exceeding: 5.25 to 1.00 through the fiscal quarter ending September 30, 2017; 5.00 to 1.00 through the fiscal quarter ending March 31, 2018; 4.75 to 1:00 through the fiscal quarter ending September 30, 2018; and thereafter, 4.50 to 1.00.

On January 10, 2017, we entered into the Second Term Loan Amendment, which permits us to, subject to certain limitations, issue Permitted Convertible Indebtedness, including the notes offered hereby, purchase Permitted Bond Hedge Transactions and sell any call option, warrant or right to purchase (or enter into substantially equivalent derivative transactions) relating to our common stock and/or cash substantially concurrently with any entry by us into a Permitted Bond Hedge Transaction. The Second Term Loan Amendment also increases (a) the amount of secured indebtedness our foreign subsidiaries may incur and (b) the amount of investments we or any of our subsidiaries may make in non-subsidiaries or foreign subsidiaries. See “Summary—Amendment to Credit Facilities.”

Debt issuance costs of approximately $6.2 million were incurred in connection with entry into, and the amendments of, the Term B Loan, along with the original issue discount of $4.8 million. Both the debt issuance costs and the original issue discount will be amortized into interest expense over the life of the Term B Loan. We recognized approximately $0.3 million and $0.2 million of amortization of debt issuance cost and original issue discount during the three months ended September 30, 2016 and 2015, respectively, and $1.0 million and $0.2 million during the nine months ended September 30, 2016 and 2015, respectively, which is included in the condensed consolidated statements of income incorporated by reference in this prospectus supplement. As of September 30, 2016, we had an aggregate principal amount of $187.5 million outstanding under the Term B Loan bearing interest at 7.0%, and had $5.5 million of unamortized debt issuance costs and original issue discount, all of which are recorded as a reduction of the debt balance on our condensed consolidated balance sheets. As explained above, on October 3, 2016, we borrowed an additional $152.0 million under the Term B Loan in connection with our acquisition of the Westfalia Group. The debt issuance cost and original issue discount have been included in the incurred values above.

Description of Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we entered into convertible note hedge transactions with one or more of the underwriters or their respective affiliates (the “option counterparties”). The convertible note hedge transactions will give us a call option on the number of shares of our common stock underlying the notes, subject to anti-dilution adjustments substantially similar to those applicable to the notes. Concurrently with entering into the convertible note hedge transactions, we also entered into warrant transactions with the option counterparties, whereby we will sell to the option counterparties warrants to purchase up to the same number of shares of our common stock as are issuable upon conversion of the notes, subject to customary anti-dilution adjustments.

We intend to use $6.6 million of the net proceeds from this offering of the notes to pay the cost of the convertible note hedge transactions (such cost net of the proceeds to us from the sale of the warrants). If the underwriters exercise their over-allotment option, we expect to sell additional warrants to the option counterparties and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties.

The convertible note hedge transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

Upon the exercise of the call options that are a part of the convertible note hedge transactions, we will be entitled to receive from the option counterparties a number of shares of our common stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the option counterparties a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights or obligations with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to this Offering and to Ownership of the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting—Convertible Note Hedge and Warrant Transactions.”

Material U.S. Federal Income Tax Considerations

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of the notes and common stock. You should seek your own advice based on your particular circumstances from an independent tax advisor.

The following discussion describes material U.S. federal income tax consequences of owning and disposing of the notes and any common stock received on conversion thereof. This discussion applies to you only if you are:

•	an initial investor purchasing notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	holding your notes and common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax or “Medicare contribution tax” consequences or tax consequences applicable to you if you are subject to special rules, such as if you are:

•	a financial institution;

•	an insurance company;

•	a dealer or a trader in securities subject to a mark-to-market method of tax accounting with respect to the notes or common stock;

•	holding notes or common stock as part of a hedging, “straddle,” integrated transaction, “constructive sale” transaction or similar transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes, or a partner therein;

•	a tax-exempt entity;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment corporation; or

•	a U.S. expatriate.

If you are a partnership for U.S. federal income tax purposes and hold notes or common stock received on conversion thereof, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and upon your activities. If you are a partnership holding notes or common stock or a partner therein, you should consult your tax advisor as to your particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Internal Revenue Code, or the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences, possibly retroactively, described herein. If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the U.S. federal income tax laws and gift and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable treaty.

Tax Consequences to U.S. Holders

This discussion applies to you only if you are a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a note or shares of common stock received on conversion thereof that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The Notes

Payments of Interest.    Stated interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, a note’s principal amount exceeds its issue price by an amount that does not satisfy a de minimis test, you will be required to include the excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash attributable to this income, regardless of your method of tax accounting.

Additional Interest.    In certain circumstances (see “Description of Notes—Events of Default” and “Description of Notes—Conversion Rights—Increase in Conversion Rate Upon a Make-Whole Fundamental Change”), we may be required to pay amounts on the notes that are in excess of stated interest and principal on the notes. It is possible that the IRS could assert that such additional or excess amounts are “contingent payments” and that, as a result, the notes are properly treated as contingent payment debt instruments for U.S. federal income tax purposes. Under applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a “contingent payment debt instrument,” remote or incidental contingencies (determined as of the date the notes are issued) are ignored. Additionally, a debt instrument does not provide for contingent payments merely because it provides for an option to convert the debt instrument into stock of the issuer. Although this matter is not free from doubt, we believe and intend to take the position that these features of the notes will not result in the notes being treated as “contingent payment debt instruments” under applicable Treasury regulations. Our position is binding on a holder unless such holder discloses otherwise in its timely filed tax return. However, our position is not binding on the Internal Revenue Service, or “IRS.” If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield,” regardless of your method of tax accounting. That yield would be higher than the stated interest on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would generally be treated as ordinary income rather than capital gain. You should consult your tax advisor regarding your tax consequences if the notes were to be treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes.    Upon the sale, exchange or retirement of a note (other than a conversion solely into our common stock or into a combination of cash and our common stock), you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest, and taxed as described under “—Payments of Interest” above. Your tax basis in a note generally will equal your cost to acquire the note. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Conversion of the Notes Solely into Common Stock.    If you convert notes and we elect to settle the notes solely with our common stock (and cash in lieu of a fractional share of common stock) such conversion generally will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in such note that is allocated to such fractional share) and (ii) the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest (as described above under “—Payments of Interest”).

Your tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest) will equal the tax basis of the note that was converted (other than any portion of the tax basis allocable to a fractional share). Your tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion (other than common stock attributable to accrued interest) and the fractional share, in accordance with their respective fair market values. Your holding period for the common stock received will include your holding period for the note that was converted, except that the holding period of any common stock received with respect to accrued interest will begin the day after the date of receipt.

Conversion of the Notes into a Combination of Common Stock and Cash, or Solely into Cash.    If you convert notes and we elect to settle the notes with a combination of our common stock and cash, the U.S. federal income tax treatment is uncertain. The conversion may be treated for U.S. federal income tax purposes as a “recapitalization” (with cash as boot) in which case you would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and (ii) the amount, if any, by which (a) the sum of the cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and (b) the fair market value, at the time of the conversion, of our common stock received (other than any of our common stock received attributable to accrued but unpaid interest, but including any fractional share deemed received) exceeds (c) your adjusted tax basis in the note. In such case, your holding period for our common stock received upon such conversion would include the period during which the note was held (except that the holding period for our common stock received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and your adjusted tax basis in our common stock received upon such conversion (including any fractional share deemed received) would equal your adjusted tax basis in the note at the time of such conversion, decreased by the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of gain recognized, if any (other than any gain recognized with respect to a fractional share).

Any amount of our common stock or cash received that is attributable to accrued but unpaid interest would be taxable to you as ordinary interest income if not previously included in income. You generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in any fractional share of common stock deemed to be received. Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Alternatively, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Sale, Exchange or Retirement of the Notes,” in which case the common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable except to the extent of any common stock received with respect to accrued but unpaid interest. In such case, your tax basis in the note would generally be allocated pro rata among the common stock received and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued but unpaid interest would begin on the day after the date of receipt.

You are encouraged to consult your own tax advisor regarding the tax treatment of the receipt of a combination of our common stock and cash in exchange for our notes upon conversion.

If you convert the notes and we elect to settle the notes solely with cash, the cash payment received would be treated as proceeds from the sale of the note and taxed in the manner described above under “—Sale, Exchange or Retirement of the Notes.”

Constructive Dividends.    The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury regulations, adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to you.

If we were to make a distribution of cash or property to stockholders and the conversion rate of the notes were increased pursuant to the antidilution provisions of the indenture, that increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be deemed to be a distribution to you. In certain circumstances, the failure to adjust the conversion rate may result in a taxable distribution to you, if as a result of that failure your proportionate interest in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “Common Stock—Taxation of Distributions” below. However, it is not entirely clear that deemed distributions treated as dividends would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. You should consult your tax advisor as to the tax consequences of deemed distributions. Because a deemed distribution treated as a dividend would not give rise to any cash from which any applicable backup withholding could be satisfied, if backup withholding was paid on your behalf (because you failed to establish an exemption from backup withholding), that backup withholding might be withheld from subsequent payments of cash and common stock payable on the notes.

Possible Effect of a Consolidation or Merger.    In certain situations, we may consolidate or merge into another entity, as described above under “Description of Notes—Consolidation, Merger and Sale of Assets.” Depending on the circumstances, a change in the obligor of the notes as a result of a consolidation or merger could result in a deemed taxable exchange of your notes for newly issued notes, potentially resulting in the recognition of taxable gain or loss. If as a result of a merger or other transaction the common stock into which the notes may be converted is no longer stock of the obligor of the notes, a conversion of the notes into such common stock could be a taxable event.

Common Stock

Taxation of Distributions.    A distribution paid on our common stock, other than one of certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, and will be includible in your income as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain. If you are a non-corporate U.S. Holder, these dividends are eligible to be taxed at reduced rates if you meet certain holding period and other requirements. If you are a corporate U.S. Holder, these dividends will be eligible for the dividends-received deduction if you meet certain holding period and other requirements.

Sale or Other Taxable Disposition of Common Stock.    For U.S. federal income tax purposes, gain or loss that you recognize on the sale or other taxable disposition of common stock generally will be capital gain or loss and will be long-term capital gain or loss if you have held the common stock for more than one year. The amount of gain or loss will equal the difference between your tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments of interest on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock, unless you are an exempt recipient such as a corporation. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This discussion applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of a note or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes, neither a U.S. Holder nor a partnership.

A “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock. If you meet this description, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock received on conversion thereof.

Payments on the Notes.    Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest (including interest deemed to be received upon conversion) on the notes to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	you are not engaged in a United States trade or business;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person.

If you are engaged in a United States trade or business, and if interest on a note is effectively connected with the conduct of that trade or business, you will generally be taxed on that income in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of owning and disposing of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if you are a corporation.

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock.    Subject to the discussion below concerning backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes (including a conversion of notes) or common stock, unless:

•	the gain is effectively connected with the conduct of a United States trade or business, or

•	we are or have been within the shorter of the five-year period preceding such sale or other disposition of notes or common stock and the period during which you held the notes or common stock, a United States real property holding corporation, as defined in the Code, and certain other conditions are met. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you are engaged in a United States trade or business and gain recognized on a sale or other disposition of notes or common stock is effectively connected with your conduct of that trade or business, as described above under “—Payments on the Notes,” you will generally be taxed in the same manner as a U.S. Holder, subject to an applicable income tax treaty providing otherwise.

Dividends and Constructive Dividends.    In the event that we pay a dividend (or are deemed to pay a dividend, as described above under “—Tax Consequences to U.S. Holders—Constructive Dividends”) to a Non-U.S. Holder, that dividend generally will be subject to withholding tax at a 30% rate, or, subject to the discussion of FATCA below, a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying your entitlement to benefits under the relevant treaty. In the case of any constructive dividend, it is possible that the amount of this tax could be withheld from interest, shares of common stock, principal or sales proceeds subsequently paid or credited to you. Withholding does not apply if you provide a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with your conduct of a United States trade or business. As described above under “—Payments on the Notes,” effectively connected dividends will generally be taxed in the same manner as if you were a U.S. Holder. In that case, you should consult your tax advisor with respect to other U.S. tax consequences of owning and disposing of notes and/or common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if you are a corporation.

Backup Withholding and Information Reporting.    Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and you may be subject to U.S. backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. Compliance with the certification procedures required to claim the exemption from withholding tax on interest, described above, will avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA.    The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and dividends and gross proceeds from the sale of certain securities producing such U.S.-source interest and dividends, made to (i) “foreign financial institutions” (as defined in the legislation) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain nonfinancial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under final Treasury regulations and other guidance, the FATCA withholding obligations will apply with respect to interest paid on our notes, dividends paid on our common stock, and, after December 31, 2018, the payment of gross proceeds of dispositions of our notes and common stock. Non-U.S. Holders are urged to consult their own tax advisors regarding the implications of the potential application of FATCA withholding on an investment in the notes and our common stock.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of such taxes. You should consult with your own tax advisor regarding the effect, if any, of the FATCA provisions to you based on your particular circumstances.

The preceding discussion of certain United States federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes and common stock, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement by and among J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives for the underwriters named in the agreement, and us, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name in the table below:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	$38,500,000
Wells Fargo Securities, LLC	38,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	16,500,000
BMO Capital Markets Corp.	16,500,000

Total	$110,000,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase this entire amount of notes if any notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest from the original issue date of the notes, if any, and to certain dealers at such price less a concession not in excess of 2.25% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. If all of the notes are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

We have granted the underwriters an option to purchase, within a 13-day period beginning on, and including, the date on which we first issue the notes, up to an additional $15,000,000 principal amount of notes from us at the public offering price less the underwriting discount solely for the purpose of covering over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a principal amount of notes proportionate to that underwriter’s initial amount reflected in the above table.

The following table shows the per note and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Note	No Exercise	Full Exercise
Public offering price	$1,000.00	$110,000,000	$125,000,000
Underwriting discounts and commissions to be paid by us	$37.50	$4,125,000	$4,687,500
Proceeds (before expenses) to us	$962.50	$105,875,000	$120,312,500

We estimate that the total expenses related to this offering payable by us and not reimbursed, excluding the underwriting discount, will be approximately $675,000. We have also agreed to reimburse the underwriters for certain of their expenses relating to required reviews by FINRA of up to $30,000. The underwriters may reimburse us for certain of our expenses in connection with this offering.

The notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any stock exchange. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that prices that you receive when you sell will be favorable. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

We, our executive officers and our directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, without the prior written consent of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. However, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether to release securities from the lock-up agreements, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC may consider, among other factors, market conditions at the time, the number of securities for which the release is requested and the stockholder’s reasons for requesting the release. Pursuant to a Share Purchase Agreement, dated as of August 24, 2016, or the “Share Purchase Agreement,” among us, Parcom Deutschland I GmbH & Co. KG, or the “selling stockholder,” and certain other sellers, we entered into an Investors’ Rights Agreement with the selling stockholder, which we refer to in this prospectus supplement as the “Investors’ Rights Agreement.” The Investors’ Rights Agreement provides, among other things, for a prohibition on resales of our common stock by the selling stockholder and certain other persons for twelve months following the closing date under the Share Purchase Agreement, provided that we have agreed to allow the selling stockholder to sell up to 800,000 shares of common stock (subject to increase) after the Release Date (as defined below) despite such prohibition. The “Release Date” is the later of (a) April 4, 2017 and (b) the expiration of the term of any lock-up agreement restricting sales of our common stock by us and/or our officers and directors that is effective on April 4, 2017. As a result of the agreement described above, the selling stockholder will also be restricted from reselling shares of our common stock for 90 days after the date of this prospectus supplement. Notwithstanding the above, we will not be prohibited from issuing shares of our common stock in connection with the concurrent offering or upon conversion of the notes offered hereby or from entering into the convertible note hedge and warrant transactions with the option counterparties (or issuing shares of our common stock upon exercise and settlement or termination of such warrant transactions).

Until the distribution of the notes is completed, SEC rules may limit the underwriters from bidding for and purchasing the notes or our common stock. However, the underwriters may engage in transactions that stabilize the price of the notes or our common stock, such as bids or purchases of notes or shares of our common stock in the open market while this offering is in progress to peg, fix or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. “Covered” short sales are made in an amount not greater than the underwriters’ over-allotment option. The underwriters may reduce that short position by purchasing notes in the open market or by exercising all or part of the over-allotment option described above. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Prior to purchasing the shares of our common stock being offered in the concurrent offering, on January 26, 2017, one of the underwriters in the concurrent offering purchased, on behalf of the syndicate, 1,500 shares of our common stock at an average price of $18.50 per share in stabilizing transactions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the notes or our common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist on the open market in the absence of these transactions. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

The underwriters and/or their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and/or their respective affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. Wells Fargo Securities, LLC, an affiliate of the Trustee under the indenture governing the notes, is one of the underwriters. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters are lenders under the ABL Facility and the Term B Loan. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the agent for the lenders and a lender under the ABL Facility. Wells Fargo Bank, National Association and Wells Fargo Capital Finance Corporation Canada, affiliates of Wells Fargo Securities, LLC, and Bank of Montreal, an affiliate of BMO Capital Markets Corp., are lenders under the ABL Facility, and Wells Fargo Bank, National Association, is the Trustee under the indenture governing the notes. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and lender under the Term B Loan. We intend to use a portion of the net proceeds from this offering of the notes, along with all of the net proceeds from the concurrent offering of our common stock and the proceeds received by us from the sale of warrants described below, to repay approximately $157.5 million outstanding under the Term B Loan. We entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. We intend to use $6.6 million of the net proceeds from this offering of the notes to pay the cost of the convertible note hedge transactions (such cost net of the proceeds to us from the sale of the warrants). We intend to use the remainder of the net proceeds from this offering of the notes for general corporate purposes.

This offering and the concurrent offering of our common stock are not contingent upon one another. If the underwriters exercise their over-allotment option, we expect to sell additional warrants to the option counterparties and use the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties and for general corporate purposes.

If 5% or more of the net proceeds of the offering of securities made under this prospectus supplement will be received by a FINRA member participating in this offering or affiliates or associated persons of such FINRA member, this offering will be conducted in accordance with applicable FINRA rules.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we entered into convertible note hedge transactions with one or more of the underwriters or their respective affiliates (the “option counterparties”). We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. However, the warrant transactions could independently have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the strike price of the warrants. If the underwriters exercise their over-allotment option, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

We intend to use $6.6 million of the net proceeds from this offering of the notes to pay the cost of the convertible note hedge transactions (such cost net of the proceeds to us from the sale of the warrants). If the underwriters exercise their over-allotment option, we expect to sell additional warrants to the option counterparties and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to this Offering and to Ownership of the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including the accompanying prospects and any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any sales agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including Directive 2010/73/EU), and includes any relevant implementing measures in the Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the sales agents with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the sales agents, is authorized to make any further offer of the securities on behalf of the sellers or the sales agents.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of

FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(1)	if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3)	in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us and each underwriter has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties.

The distribution of shares or units in foreign collective investment schemes in or from Switzerland are subject to the Collective Investment Schemes Act of June 23, 2006, as amended from time to time (the “CISA”). Art. 3 CISA defines the term “distribution” as any offer of, or advertisement for, collective investment schemes that is not exclusively directed towards supervised financial intermediaries as per art. 10 para. 3 lit. (a) CISA and supervised insurance companies as per art. 10 para. 3 lit. (b) CISA and qualifies certain other activities as not being “distributions.” The distribution of shares or units in foreign collective investment schemes in or from Switzerland to non-qualified investors is subject to authorization by the Swiss Financial Market Supervisory Authority (the “FINMA”) and certain other requirements. Shares or units in a foreign collective investment scheme may be distributed in Switzerland to unregulated qualified investors without such authorization by the FINMA, provided that certain other requirements are met, in particular, that a representative and a paying agent was appointed in Switzerland for the shares or units distributed in Switzerland.

The Company qualifies as a foreign collective investment scheme for the purposes of the CISA. The distribution of the notes to non-qualified investors has not been approved by the FINMA, and no representative or payment agent was appointed by the Company in Switzerland. Any offering of the notes, and any other form of solicitation of investors in relation to the Company (including by way of circulation of offering materials or information, including this prospectus supplement) in Switzerland, shall be made or directed only (i) towards supervised financial intermediaries such as banks, securities dealers, fund management companies, asset managers of collective investment schemes and central banks as per art. 10 para. 3 lit. (a) CISA, (ii) towards supervised insurance companies as per art. 10 para. 3 lit. (b) CISA and/or (iii) otherwise in a way not qualifying as a “distribution” as per art. 3 CISA, all pursuant to the prerequisites laid out in the CISA and its implementing ordinances as well as any applicable FINMA guidelines and practice, including, in particular, FINMA Circular 2013/9 dated August 28, 2013, as amended from time to time. Failure to comply with the above-mentioned requirements may constitute a breach of the CISA.

Notice to Prospective Investors in the Netherlands

The notes may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of our common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares of our common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or which do not constitute an offer to the public within the meaning thereof. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”)and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(1)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(2)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Jones Day. Certain legal matters relating to this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 of Horizon Global Corporation included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the preparation of the consolidated financial statements from the separate records maintained by TriMas Corporation). Such consolidated financial statements and the financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of WESTFALIA-Automotive Holding GmbH, Rheda-Wiedenbrück/Germany included as Exhibit 99.1 of Horizon Global Corporation’s Current Report on Form 8-K/A dated December 21, 2016 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph that explains that accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America) of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Prospectus

$500,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Debt Securities

Purchase Contracts

Units

2,173,340 Shares of Common Stock

Offered by the Selling Stockholder

We may offer and sell from time to time our common stock, preferred stock, depositary shares, warrants, subscription rights, debt securities and purchase contracts, as well as units that include any of these securities. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $500,000,000 or the equivalent amount in other currencies or currency units.

In addition, the selling stockholder may from time to time offer and sell up to 2,173,340 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

These securities may be sold directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

We are an “emerging growth company” under the federal securities laws and, therefore, are subject to reduced reporting requirements. Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “HZN.” On December 16, 2016, the closing price of our common stock on the New York Stock Exchange was $23.87 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2017.

-i-

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $500,000,000 or the equivalent amount in other currencies or currency units. In addition, under this shelf process, the selling stockholder named in this prospectus may sell, from time to time, up to 2,173,340 shares of our common stock.

This prospectus provides you with a general description of the securities we and the selling stockholder may offer. Each time we or the selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

No person has been authorized to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. Neither we nor the selling stockholder are making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “Horizon Global” or “the Company” or other similar terms mean Horizon Global Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.horizonglobal.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on March 14, 2016, May 23, 2016, August 25, 2016, September 23, 2016, October 11, 2016 and December 16, 2016; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on June 12, 2015, and all amendments and reports filed for the purpose of updating that description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan 48084

Telephone Number: (248) 593-8820

Attention: Investor Relations

The Company

We are a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products on a global basis, serving the automotive aftermarket, retail and original equipment, “OE,” channels.

Our business is comprised of two reportable segments: Horizon North America and Horizon International. Horizon North America has historically operated primarily in North America, and we believe has been a leader in towing and trailering-related products sold through retail, aftermarket, OE and e-commerce channels. Horizon International focuses its sales and manufacturing efforts outside of North America, historically operating primarily in Australia, and we believe has been a leader in towing related products sold through the aftermarket and OE channels. We have expanded our footprint into other areas of New Zealand, Thailand, Europe, the United Kingdom, South Africa and Brazil. We are in the early stages of our development in these markets, initially focusing primarily on supporting OE customers.

Our products are used in two primary categories across the world: commercial applications, or Work, and recreational activities, or Play. Some of the markets in our Work category include agricultural, automotive, construction, fleet, industrial, marine, military, mining and municipalities. Some of the markets in our Play category include equestrian, power sports, recreational vehicle, specialty automotive, truck accessory and other specialty towing applications.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084. Our telephone number is (248) 593-8820. Our website is http://www.horizonglobal.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Risk Factors

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

Disclosure Regarding Forward-Looking Statements

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation;

government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; and other risks that are discussed in Item 1A, “Risk Factors” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The risks described in our Annual Report and elsewhere are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

Use of Proceeds

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,			Nine months ended September 30, 2016
	2015	2014	2013
Ratio of earnings to fixed charges(1)	1.50x	1.50x	4.57x	1.65x

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•	earnings consist of income from continuing operations before income taxes plus: (i) interest on indebtedness; (ii) amortization of deferred loan costs; and (iii) the portion of rents representative of interest factor;

•	fixed charges consist of: (i) interest on indebtedness; (ii) amortization of deferred loan costs; and (iii) the portion of rents representative of interest factor; and

•	the ratio of earnings to fixed charges is determined by dividing earnings by fixed charges, as defined above.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

Description of Capital Stock

The following description is a general summary of the terms of the common stock and preferred stock that we may issue. We will set forth the particular terms of the preferred stock that we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular shares of preferred stock.

We refer to our Amended and Restated Certificate of Incorporation as our “certificate of incorporation.” The certificate of incorporation, authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the holders of common stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes the Board of Directors, subject to limitations prescribed by law, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights (which may be greater than one vote per share), rights and terms of redemption, sinking fund provisions for the redemption or purchase of the shares and liquidation preference, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could:

•	adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

•	decrease the market price of our common stock; or

•	delay, deter or prevent a change in our control.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the “DGCL.” In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either the person becoming an interested stockholder or the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15.0% or more of the corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Classified Board. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and the bylaws provide that subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Amended and Restated By-laws, which we refer to as our “bylaws,” provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally and except with respect to our first annual meeting, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

No Action by Written Consent; Special Meeting. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the board of directors.

Authorized but Undesignated Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us or otherwise render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions that limit the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability

a. for any breach of a director’s duty of loyalty to us or our affiliates or our stockholders,

b. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

c. under Section 174 of the DGCL, or

d. for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws allow us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our certificate of incorporation further provides that we will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the DGCL. This right of indemnification shall include the right to have paid by us the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition. If Delaware law so requires, however, the advancement of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

We have entered into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the “Securities Act,” may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

Computershare serves as the transfer agent and registrar for our common stock. We will select the transfer agent and registrar for a series of preferred stock, and each one will be described in the applicable prospectus supplement.

Listing

Our common stock is listed on the NYSE under the symbol “HZN.” We may or may not apply for the listing of any series of preferred stock, or related depositary shares, on an exchange.

Description of Depositary Shares

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered, will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a depositary agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the depositary agreement and the related depositary receipts. Copies of the form of depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the depositary agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by this holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of the Company and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

Description of Warrants

We may issue warrants for the purchase of common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock, preferred stock or depositary shares will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock, preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common stock, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common stock, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

Description of Subscription Rights

We may issue to our shareholders subscription rights to purchase our common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

Description of Debt Securities

The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “Horizon Global,” “we,” “our” and “us” in this section, we mean Horizon Global Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness senior in right of payment to all of our subordinated indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

We will set forth in a prospectus supplement relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	the date or dates on which the principal on the series of debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any to extend the interest periods and the duration of that extension;

•	the place or places where the principal of, and premium and interest, if any, on, the debt securities will be payable;

•	the terms and conditions upon which the debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of the debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture; and

•	any provisions relating to conversion of the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•	conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Description of Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares or other securities at a future date or dates. The price per security of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts, or vice versa, and those payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.

The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.

The prospectus supplement relating to any particular issuance of purchase contracts will describe the terms of the purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts, which will be filed with the SEC each time we issue purchase contracts. U.S. federal income tax considerations applicable to the purchase contracts will also be discussed in the prospectus supplement.

Description of Units

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

Selling Stockholder

This prospectus also relates to the possible resale by Parcom Deutschland I GmbH & Co. KG, which we refer to in this prospectus as the “selling stockholder,” of up to 2,173,340 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. When we refer to the “selling stockholder” in this prospectus, we mean Parcom Deutschland I GmbH & Co. KG, as well as its donees, pledgees, assignees, transferees, distributees and other successors in interest.

On October 4, 2016, we acquired, through an affiliate, all of the outstanding equity interests of Westfalia-Automotive Holding GmbH and TeIJs Holding B.V., which we refer to in this prospectus, collectively, as the “Westfalia Group,” pursuant to the Share Purchase Agreement, dated as of August 24, 2016, which we refer to in this prospectus as the “Share Purchase Agreement,” among us, the selling stockholder and certain other sellers. The consideration for the Westfalia Group acquisition consisted of, among other things, the issuance of 2,704,310 shares of our common stock in a transaction exempt from registration requirements of the Securities Act.

The Westfalia Group is a leading global towing company. We funded the cash payment, as well as the repayment of certain of Westfalia Group’s debt, through a combination of cash on hand and term loan borrowings.

On October 4, 2016, pursuant to the Share Purchase Agreement, we entered into an Investors’ Rights Agreement with the selling stockholder, which we refer to in this prospectus as the “Investors’ Rights Agreement.” The Investors’ Rights Agreement provides for (i) certain registration rights with respect to shares of our common stock issued as consideration under the Share Purchase Agreement, (ii) a prohibition on resales of our common stock by the selling stockholder and certain other persons for twelve months following the closing date under the Share Purchase Agreement, which we refer to in this prospectus as the “Lock-up Period,” provided that we have agreed to allow the selling stockholder to sell up to 800,000 shares of common stock (subject to increase) despite such prohibition, (iii) a limitation that the selling stockholder and certain other persons will not sell an aggregate of 104,504 or more shares of our common stock in the six months following the expiration of the Lock-up Period, provided that we have agreed to allow the selling stockholder to sell the shares of our common stock referred to in clause (ii) despite such limitation, (iv) a right of first acceptance in our favor if the selling stockholder or certain other persons intend to sell an aggregate of more than 630,000 shares of our common stock, provided that we have agreed to allow the selling stockholder to sell the shares of our common stock referred to in clause (ii) without offering such shares to us, (v) standstill provisions prohibiting the selling stockholder and certain other persons from acquiring our voting securities and engaging in certain other transactions related to us for eighteen months following the closing date under the Share Purchase Agreement and (vi) indemnification and other provisions customary for transactions of this type.

The table below details the number of shares of common stock held by the selling stockholder and the number of shares that may be offered by the selling stockholder for resale under this prospectus. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered for resale by the selling stockholder under this prospectus and that all such sales will be made to parties unaffiliated with the selling stockholder. The selling stockholder may sell all, some or none of its securities in future offerings under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership in the following table is based upon 20,900,415 shares of common stock outstanding as of December 15, 2016.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
Parcom Deutschland I GmbH & Co. KG1	2,173,340	10.4%	2,173,340	—	—

1 Volker Hichert, Managing Partner of Deutsche Private Equity, has voting and investment control with respect to the shares of common stock held by the selling stockholder.

Plan of Distribution

We or the selling stockholder may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	block trades in which dealers will attempt to sell as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a dealer as principal and resales by the dealer for its account;

•	any other method permitted pursuant to applicable law; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholder may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we or the selling stockholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or the selling stockholder may sell the securities directly. In this case, no underwriters or agents would be involved. In addition, any shares of common stock that qualify for sale by the selling stockholder pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We or the selling stockholder may also sell securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The prospectus supplement will describe the terms of any sales of these securities.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling stockholder. Any remarketing firm will be identified and the terms of its agreements, if any, with us or the selling stockholder and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement so indicates, we or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or the selling stockholder may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us or the selling stockholder in the ordinary course of their businesses.

Legal Matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 of Horizon Global Corporation included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the preparation of the consolidated financial statements from the separate records maintained by TriMas Corporation). Such consolidated financial statements and the financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$110,000,000

Horizon Global Corporation

2.75% Convertible Senior Notes due 2022

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

BofA Merrill Lynch	BMO Capital Markets

January 26, 2017